Exhibit 10.2
(Cash-Based Agreement)
FIRSTENERGY CORP.
2020 Incentive Compensation Plan
2024-2026 Performance-Adjusted Restricted Stock Unit Award Agreement

THIS 2024-2026 PERFORMANCE-ADJUSTED RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”), effective as of #GrantDate#, 2024 (the “Grant Date”), is entered into by and between the Company and #ParticipantName# (the “Grantee”) in accordance with the terms of the FirstEnergy Corp. 2020 Incentive Compensation Plan (the “Plan”).
1.Definitions. Unless otherwise specified in this Agreement, capitalized terms shall have the meanings attributed to them under the Plan. For purposes of this Agreement, “Retirement” shall mean the Grantee’s termination of employment (except due to death or by the Company for Cause) on or after attaining age fifty-five (55) and after providing at least five (5) years of service to the Company or any Subsidiary or affiliate or any predecessor thereof; and

2.Grant of Restricted Stock Units. As of the Grant Date, the Company has granted to the Grantee #QuantityGranted# (the “Target Number”) Restricted Stock Units (the “Restricted Stock Units” or “RSUs”), a percentage of which Target Number will vest and become payable in accordance with the terms and conditions of this Agreement. The Target Number shall be adjusted with respect to Dividend Equivalents as provided in Section 8 below. Each RSU that becomes vested and payable hereunder represents the right of the Grantee to receive the cash value of one Share subject to the terms and conditions of this Agreement. The RSUs are granted in accordance with, and subject to, all the terms, conditions and restrictions of the Plan, which is hereby incorporated by reference in its entirety. The Grantee irrevocably agrees to, and accepts, the terms, conditions and restrictions of the Plan and this Agreement on the Grantee’s own behalf and on behalf of any heirs, successors and assigns.

3.Restrictions on RSUs. Except as otherwise provided herein, the Grantee cannot sell, transfer, assign, hypothecate or otherwise dispose of the RSUs or pledge any RSU as collateral for a loan, other than by will or by the laws of descent and distribution. In no event may any RSU or this Award be transferred for value. In addition, the RSUs, and any payments made with respect to the RSUs, will be subject to such other restrictions as the Committee deems necessary or appropriate, including, without limitation, the Company’s Second Amended and Restated Executive Compensation Recoupment Policy and the Compensation Clawback Policy, each as may be amended (or succeeded) from time to time, to the extent applicable.

4.Vesting and Settlement of RSUs.

(a)Vesting. Except as otherwise provided in Sections 6 and 7 below, if and to the extent the performance goals set forth on Exhibit A attached to this Agreement (the “Performance Goals”) are achieved during the performance period set forth on

Exhibit A (the “Performance Period”), a percentage of the Target Number of RSUs will vest on March 1, 2027 (the “Vesting Date”), as long as the Grantee remains continuously employed by the Company or a Subsidiary until such Vesting Date. The number of RSUs that shall vest will range from 0% to 200% of the Target Number, based on the extent to which the Performance Goals are achieved, as determined by the Committee in its sole discretion. The Grantee will have no rights to any payment with respect to the RSUs until the RSUs have vested (each RSU that vests pursuant to this Section 4 or Sections 6 and 7 below, a “Vested RSU”). Prior to settlement, each RSU (whether or not a Vested RSU) represents an unfunded and unsecured obligation of the Company.

(b)Settlement. Except as otherwise provided in Sections 6, 7 and 10 below, the Company shall settle each Vested RSU by making a cash payment equal to the Fair Market Value of one Share per Vested RSU to the Grantee as soon as administratively practicable (and no later than 60 days) after the Vesting Date. With respect to any Vested RSU, the Fair Market Value of one Share shall be determined as of the Vesting Date, except as provided in Section 6. Notwithstanding the foregoing or any provision in Sections 6 or 7 to the contrary, if the Grantee elects to defer the settlement of the RSUs pursuant to the Company’s Executive Deferred Compensation Plan (or any other non-qualified deferred compensation plan providing for the ability to defer settlement of the RSUs), then the time, form and medium of payment with respect to any deferred RSUs shall be made pursuant to the terms and conditions of the Executive Deferred Compensation Plan (or similar non-qualified deferred compensation plan, as applicable).

5.Forfeiture. Except as otherwise provided in Sections 6 and 7, the Grantee will forfeit the Grantee’s interest in the RSUs to the extent the Performance Goals are not achieved during the Performance Period, as determined by the Committee in its sole discretion, or if the Grantee terminates the Grantee’s employment with the Company and its Subsidiaries prior to the Vesting Date.

6.Certain Events. Notwithstanding any provision in this Agreement to the contrary and in each case subject to Section 6(g) below:

(a)Death. If, at least one month after the Grant Date but prior to the Vesting Date, the Grantee dies, a prorated number of RSUs shall become Vested RSUs. For purposes of this Section 6(a), the number of RSUs that shall become Vested RSUs due to the Grantee’s death shall be equal to (i) the Target Number of RSUs multiplied by (ii) a fraction (not greater than one), where the numerator is the number of full calendar months the Grantee remained employed after the Grant Date and the denominator is 36. The Company shall settle any RSUs that become Vested RSUs under this Section 6(a) by paying the Grantee’s estate a cash amount equal to the Fair Market Value of one Share for each Vested RSU as soon as administratively practicable after the date of the Grantee’s death, but in any event by March 15th of the calendar year following the calendar year in which the Grantee’s death occurred in order to qualify as exempt from Section 409A of the Code under Treasury Regulation § 1.409A-1(b)(4). For purposes of this Section 6(a), the Fair Market Value shall be determined as of the date of the Grantee’s death.

(b)Disability. If, at least one month after the Grant Date but prior to the Vesting Date, the Grantee’s employment is terminated due to the Grantee’s Disability, then, after the end of the Performance Period, a Prorated Number of RSUs shall become Vested RSUs (as determined in Section 6(f) below). The Company shall settle any RSUs that become Vested RSUs under this Section 6(b) by paying the Grantee a cash amount equal to the Fair Market Value of one Share for each Vested RSU as soon as administratively practicable after the Vesting Date, , but in any event by March 15th of the calendar year following the calendar year in which the Performance Period ends in order to qualify as exempt from Section 409A of the Code under Treasury Regulation § 1.409A-1(b)(4).

(c)Termination without Cause. If, at least one month after the Grant Date but prior to the Vesting Date, the Grantee’s employment is terminated by the Company and its Subsidiaries without Cause, then, after the end of the Performance Period, a Prorated Number of RSUs shall become Vested RSUs (as determined in Section 6(f) below). The Company shall settle any RSUs that become Vested RSUs under this Section 6(c) by paying the Grantee a cash amount equal to the Fair Market Value of one Share for each Vested RSU as soon as administratively practicable after the Vesting Date, , but in any event by March 15th of the calendar year following the calendar year in which the Performance Period ends in order to qualify as exempt from Section 409A of the Code under Treasury Regulation § 1.409A-1(b)(4).

(d)Retirement. If, at least one month after the Grant Date but prior to the Vesting Date, the Grantee’s employment is terminated due to the Grantee’s Retirement, then, after the end of the Performance Period, a Prorated Number of RSUs shall become Vested RSUs (as determined in Section 6(f) below). The Company shall settle any RSUs that become Vested RSUs under this Section 6(d) by paying the Grantee a cash amount equal to the Fair Market Value of one Share for each Vested RSU as soon as administratively practicable after the Vesting Date, , but in any event by March 15th of the calendar year following the calendar year in which the Performance Period ends in order to qualify as exempt from Section 409A of the Code under Treasury Regulation § 1.409A-1(b)(4).

(e)Change in Position. If, at least one month after the Grant Date but prior to the Vesting Date, the Grantee is transferred to a position with the Company or a Subsidiary that is not an executive position eligible for an award such as this Award, then, after the end of the Performance Period, a Prorated Number of RSUs shall become Vested RSUs (as determined in Section 6(f) below). The Company shall settle any RSUs that become Vested RSUs under this Section 6(e) by paying the Grantee a cash amount equal to the Fair Market Value of one Share for each Vested RSU as soon as administratively practicable after the Vesting Date, , but in any event by March 15th of the calendar year following the calendar year in which the Performance Period ends in order to qualify as exempt from Section 409A of the Code under Treasury Regulation § 1.409A-1(b)(4).

(f)Prorated Vesting. The Prorated Number of RSUs described in Section 6(b), (c), (d) or (e) above (the “Prorated Number”) shall be determined as follows:

The Prorated Number = X multiplied by (Y/Z), where

X = the number of RSUs that would have become Vested RSUs based on actual performance against the Performance Goals if the Grantee had remained employed (and in an eligible executive position) until the Vesting Date;

Y = the number of full calendar months the Grantee remained employed (and in an eligible executive position) after the Grant Date; and

Z = 36.

(g)Release Requirement. Notwithstanding any provision herein to the contrary, except as otherwise determined by the Company, in order for the Grantee to receive payment pursuant to the settlement of Vested RSUs under Section 6(a), (b), (c), (d) or (e) above, the Grantee (or the representative of the Grantee’s estate) must execute and deliver to the Company a general release and waiver of claims against the Company, its Subsidiaries and their directors, officers, employees, shareholders and other affiliates in a form that is satisfactory to the Company (the “Release”). The Release must become effective and irrevocable under applicable law no later than 60 days following the date of the Grantee’s death, termination of employment or transfer of position, as applicable.
1.Change in Control. If a Change in Control occurs, the RSUs shall generally become subject to the terms and conditions of Article 16 of the Plan; provided that if the RSUs subject to this Agreement are not replaced with a Replacement Award, then a prorated number of the RSUs (as determined by the formula in the following sentence) shall become Vested RSUs as of the date of the Change in Control and shall be settled no later than 60 days after the Change in Control in the manner set forth in Article 16 of the Plan. For purposes of this Section 7, the prorated number of RSUs that may become Vested RSUs upon a Change in Control shall be equal to the Target Number of RSUs granted hereunder times a fraction (not greater than one), in which the numerator is the number of full months completed from the Grant Date to the date of the consummation of the Change in Control and the denominator is 36.
2.Dividend Equivalents. Until the date on which the RSUs are settled for cash, and pursuant to the terms and conditions of this Agreement, the Grantee will be credited (in the manner described in the following sentences) on the books and records of the Company with an amount per each RSU equal to the amount per share of any cash dividends declared by the Board of Directors of the Company with a record date on or after the Grant Date on the outstanding Shares (such amount, a “Dividend Equivalent”). Such Dividend Equivalents will be credited in the form of an additional number of RSUs and the Target Number of RSUs shall be adjusted by each additional RSU credited to the Grantee pursuant to the Dividend Equivalents. The additional number of RSUs will be equal to the aggregate amount of Dividend Equivalents credited under this Agreement on the respective dividend payment date divided by the average of the high and low prices per Share on the respective dividend payment date. The RSUs attributable to the Dividend Equivalents will be either settled or forfeited, as appropriate, under the same terms and conditions that apply to the other RSUs under this Award Agreement, including the achievement of the Performance Goals and any action taken by the Committee. For the avoidance of doubt, if the Grantee defers settlement of any portion of the RSUs pursuant to the Executive Deferred Compensation Plan, then, during the deferral period, the Grantee’s stock account under the Executive Deferred Compensation Plan shall continue to be credited with Dividend Equivalents pursuant to this Section 8 until such deferred RSUs are settled for Shares or cash, as applicable, under the terms of the Executive Deferred Compensation Plan.
3.Continuous Employment. So long as the Grantee continues to be an employee of the Company or any of its Subsidiaries, the Grantee shall not be considered to have experienced a termination of employment because of: (a) any temporary leave of absence approved in writing by the Company or such Subsidiary; or (b) any change of duties or position (including transfer from one Subsidiary to another); provided, however, that, in the case of any change of duties or position that results in the Grantee no longer being an executive of the Company or a Subsidiary, the terms of Section 6(e) shall apply.
4.Withholding. Upon settlement of the RSUs, the Company shall withhold an amount sufficient to satisfy all federal, state, and local taxes to be withheld in connection with the settlement of RSUs under this Agreement.
5.No Shareholder Rights. The Grantee shall have no shareholder rights (or rights as a beneficial owner), including no voting rights, with respect to any RSU or the Share underlying the RSU at any time.
6.Recoupment. If the Grantee is or has been deemed to be, or becomes, an “insider” for purposes of Section 16 of the Exchange Act, this Agreement will be administered in compliance with Section 10D of the Exchange Act, any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Shares may be traded, and subject to the Company’s Executive Compensation Recoupment and Clawback Policies, as amended (or succeeded) from time to time, or any other Company policy adopted pursuant to such law, rules, or regulations and this Agreement may be amended to further such purpose without the consent of the Grantee.
7.Termination of Agreement. This Agreement will terminate on the earliest of: (a) the date of the Grantee’s termination of employment with the Company, except if such termination of employment is due to death, Disability, Retirement, or a termination by the Company without Cause; (b) the date the RSUs are settled pursuant to the terms of this Agreement; or (c) if no RSUs have become Vested RSUs as of the Vesting Date, the Vesting Date. Any terms or conditions of this Agreement that the Company determines are reasonably necessary to effectuate its purposes shall survive the termination of this Agreement.
8.Miscellaneous Provisions.
(a)Adjustments. In the event of a corporate event or transaction described in Section 4.5 of the Plan, this Award and the RSUs granted hereunder shall be subject to mandatory adjustment as described in Section 4.5 of the Plan.
(b)Successors and Legal Representatives. This Agreement will bind and inure to the benefit of the Company and the Grantee, and their respective successors, assigns and legal representatives.
(c)Integration. This Agreement, together with the Plan, constitutes the entire agreement between the Grantee and the Company with respect to the subject matter hereof. Any waiver of any term, condition or breach thereof will not be a waiver of any other term or condition or of the same term or condition for the future, or of any subsequent breach. To the extent a conflict exists between the terms of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern, except with respect to the Committee’s authority to adjust downward the number of RSUs that vest under this Agreement, as provided under Section 14(h) below.
(d)Notice. Any notice relating to this grant must be in writing, which may include an electronic writing.
(e)No Employment Right Created. Nothing in this Agreement will be construed to confer upon the Grantee the right to continue in the employment or service of the Company or any of its Subsidiaries, or to be employed or serve in any particular position therewith, or affect any right which the Company or any of its Subsidiaries may have to terminate the Grantee’s employment or service with or without cause.
(f)Severability. In the event of the invalidity of any part or provision of this Agreement, such invalidity will not affect the enforceability of any other part or provision of this Agreement.
(g)Section Headings. The section headings of this Agreement are for convenience of reference only and are not intended to define, extend or limit the contents of the sections.
(h)Amendment. The terms and conditions of this Agreement may be modified by the Committee:
(i)in any case permitted by the terms of the Plan or this Agreement;
(ii)except with respect to an adjustment made pursuant to the last paragraph of this Section 14(h), with the written consent of the Grantee; or

(iii) without the consent of the Grantee if the amendment is either not materially adverse to the interests of the Grantee or is necessary or appropriate in the view of the Committee to conform with, or to take into account, applicable law, including either exemption from or compliance with any applicable tax law.
Notwithstanding any provision in this Agreement or the Plan to the contrary, the Committee shall retain the discretion to adjust the number of RSUs that vest under this Agreement without the Grantee’s consent, notwithstanding the Company’s actual performance against the Performance Goals, either on a formula or discretionary basis or a combination of the two, as the Committee determines in its sole discretion.
(i)Plan Administration. The Plan is administered by the Committee, which has full and exclusive discretionary power to interpret, implement, construe and adopt rules, forms and guidelines for administering the Plan and this Agreement. All actions, interpretations and determinations made by the Committee, the Board of Directors, or any of their delegates as to the provisions of this Agreement and the Plan shall be final, conclusive, and binding on all persons and the Grantee agrees to be bound by such actions, interpretations and determinations.
(j)Governing Law. Except as may otherwise be provided in the Plan, this Agreement will be governed by, construed and enforced in accordance with the internal laws of the State of Ohio, without giving effect to its principles of conflict of laws. By accepting this Award, the Grantee agrees to the exclusive jurisdiction and venue of the courts of the United States District Court for the Northern District of Ohio or the Summit County (Ohio) Court of Common Pleas to adjudicate any and all claims brought with respect to this Agreement.
(k)Internal Revenue Code Section 409A. Notwithstanding anything in the Plan or this Agreement to the contrary, the Award of RSUs granted hereunder is intended to meet any applicable requirements for compliance under, or exemption from (specifically, the short-term deferral exception under Treasury Regulation § 1.409A-1(b)(4), Code Section 409A and this Agreement shall be construed and administered accordingly. However, notwithstanding anything in this Agreement to the contrary, the Company makes no representations or warranties as to the tax effects of payments made to the Grantee (or the Grantee’s estate) pursuant to this Agreement, and any and all tax consequences incident to such shall solely be the responsibility of the Grantee (or the Grantee’s estate).
(l)Data Privacy.
    In order to implement, administer and manage the Grantee’s participation in the Plan, the Company and its affiliates may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company or any affiliate, details of all Awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the exclusive purpose of implementing, administering and managing the Plan (collectively, the “Personal Data”).

    The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s Personal Data as described above, as applicable, to the Company and its affiliates for the sole purpose of administering the Plan. The Grantee understands that Personal Data may be transferred to third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the United States or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the United States or the Grantee’s state of residence. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Personal Data by contacting the Executive Compensation group of Human Resources. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom the Grantee may elect to deposit any Shares received upon vesting of the RSUs. The Grantee understands that Personal Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan and to comply with Securities and Exchange Commission and/or NYSE reporting obligations, any other applicable law or regulation and any applicable document retention policies of the Company. The Grantee understands that the Grantee may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, without cost, by contacting in writing the Executive Compensation group of Human Resources. The Grantee understands that refusal or withdrawal of consent may affect the Grantee’s ability to participate in the Plan or to realize benefits from the RSUs. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact the Executive Compensation group of Human Resources.
(m)Signatures and Electronic Delivery. This Agreement may be executed electronically and in counterparts, each of which shall be deemed to be an original, and when taken together shall constitute one binding agreement. The Company may, in its sole discretion, deliver any documents related to current or future participation in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
[SIGNATURE ON FOLLOWING PAGE]

The Grantee acknowledges receipt of this Agreement and accepts and agrees with the terms and conditions stated above.

#AcceptanceDate#                    ____#Signature#______
(Date)          (Signature of the Grantee)

EXHIBIT A
Performance Goals
Performance Period
The Performance Period for this Agreement is January 1, 2024 through December 31, 2026.
Performance Goals1
The Performance Goals, as approved by the Committee, for the Performance Period are based on:
1 Notwithstanding any other provision of this Agreement, in addition to any other rights of the Committee under the Plan (as defined in the Agreement), the Committee may, in any evaluation of the Company’s level of achievement with respect to the Performance Goals, include or exclude any of the following events that occur during the Performance Period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items; (f) acquisitions or divestitures and/or (g) foreign exchange gains and losses.